Exhibit (l)

Cohen & Steers Institutional Global Realty Shares, Inc.

280 Park Avenue

New York, New York 10017

June 16, 2006

Cohen & Steers Capital Management, Inc.

280 Park Avenue

New York, New York 10017

Dear Sirs:

Cohen & Steers Institutional Global Realty Shares, Inc. (the “Fund”) hereby accepts your offer to purchase 4,000 shares, each at a price of $25.00 per share for an aggregate purchase price of $100,000. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

Sincerely,

Cohen & Steers Institutional Global Realty Shares, Inc.

By:

Accepted:

Cohen & Steers Capital Management, Inc.

By: